EXHIBIT 99.1
KBR Announces Fourth Quarter and 2016 Financial Results and 2017 Guidance

•	Strategic transformation nears completion

•	Pivoting to a higher margin global professional services company with positive outlook into 2017 and beyond

•	Significant risk reduction through resolution of legacy legal and commercial matters

HOUSTON, Texas - February 24, 2017 - KBR, Inc. (NYSE: KBR), a global provider of differentiated, professional services and technologies across the asset and program life cycle within the government services and hydrocarbons industries today announced fourth quarter and fiscal 2016 financial results.

Consolidated revenue in the fourth quarter of 2016 was $1.2 billion compared to $1.1 billion in the fourth quarter of 2015. Net loss attributable to KBR was $87 million or $(0.61) per diluted share and $(0.59) per diluted share on an adjusted basis excluding U.S. Government legacy legal fees of $3 million. This compares to net income of $42 million or $0.29 per diluted share and $0.33 per diluted share on an adjusted basis excluding $5 million in U.S. Government legacy legal fees in the fourth quarter of 2015.
Revenue in the fourth quarter increased from the same period a year ago due to the recent acquisitions in the Government Services segment and organic growth from contracts with the U.S. Military. The loss during the quarter was driven primarily by a reduction in gross profit from a $94 million increase in the forecast costs to complete a downstream EPC project, a reduction in the percentage of completion estimated on an LNG project joint venture in Australia which impacted timing of profit recognition, and restructuring charges. These factors were offset in part by growth in the Government Services business and steady earnings from the Technology & Consulting segment.
“While the overall financial results in 2016 were below expectations, we took actions during the year which have positioned the Company to successfully execute our strategy and grow earnings in the long-term," said Stuart Bradie, President and Chief Executive Officer of KBR, Inc. "Last year was pivotal for KBR with significant highlights such as the completion of several strategic acquisitions: we acquired two well established and highly technical government services companies, a small portfolio of complementary technologies, and a specialty welding and turnarounds company through our Brown & Root joint venture. These acquisitions furthered our long-term strategy to position KBR as a global leader in differentiated professional services, and to do so under an increasingly lower risk, reimbursable-type contract portfolio. These businesses have historically provided stable earnings and cash flows, which should offset the volatility of our financial results associated with large EPC projects traditionally executed by our Engineering & Construction segment. The steady earnings and cash flows also provide us with the financial flexibility to be selective in determining which large EPC prospects we pursue in the future,” said Bradie.
“During the fourth quarter, we also resolved a number of outstanding commercial issues and made significant progress in resolving several legal matters including engaging in advanced discussions between Commisa and PEP to settle our legal claim subject to final approval by the parties. Additionally, we resolved several legal matters from the legacy LogCAP III contract, and made significant progress in resolving the SEC investigation and related class action lawsuits related to the restatement of our 2013 financial statements," Bradie continued.
"In 2017, we forecast that over 70% of our revenue will come from work executed under services and reimbursable-type contracts. We also expect to be more competitive in our markets after eliminating annualized costs in excess of $200 million over the past two years. Finally, we made significant progress toward completion of our last domestic EPC power project, which is the final step in exiting the fixed price EPC power business. All of these strategic actions, coupled with key new awards in the Government Services segment during the year, have positioned the Company for stronger long-term earnings growth, and greater free cash flow going forward," Bradie said.
Business Discussion (All comparisons are fourth quarter 2016 versus fourth quarter 2015 unless otherwise noted.)

Government Services (GS) Results
Government Services revenue was $519 million, an increase of $345 million, and gross profit was $43 million, an increase of $49 million from the prior year. These increases were primarily due to a full-quarter's impact of the acquisitions of Wyle and Honeywell's Technical Services business, which both closed during the third quarter of 2016, as well as from expansion of existing U.S. government contracts and task orders supporting the U.S. Military.
Equity in earnings of unconsolidated affiliates was $10 million, up slightly from the prior year. The majority of the equity in earnings for the Government Services segment is related to support of the U.K. government through joint venture annuity-type contracts. These earnings are expected to grow significantly in 2017 and beyond due to the start-up of two long-term major contracts that were awarded in 2016: UKMFTS and Army 2020 which extend for 18 years and 23 years respectively, with a combined award value of almost $1 billion.
The recent acquisitions along with the heritage KBR U.S. Government business now face the market under a single brand: KBRwyle. This brand along with the support KBR provides to the governments in the U.K. and Australia delivers offerings and a strong competitive position that span the full spectrum of government mission requirements including research and development, program management and integration, testing, engineering, logistics, deployed operations, and life-cycle sustainment globally.
Technology & Consulting (T&C) Results
Technology & Consulting's revenue decreased by $8 million to $85 million in the fourth quarter of 2016 while gross profit was $24 million; $4 million greater than the prior year. Gross profit margin in the fourth quarter was 28% and 21% for the full-year 2016, which reflected a change in the mix of projects in the second half of 2016 with more execution of engineering and licensing activities which tend to have higher margins than sales of proprietary equipment that were a significant driver of results in the first half of 2016. We continue to expect the long-term margin percentages for this business to be in the low twenties but actual results may fluctuate between quarters depending on the mix of higher margin licensing and/or engineering services versus the supply of lower-margin proprietary equipment.
During 2016, the majority of the revenue and earnings in this segment was driven by the mainly downstream-focused technology portfolio as the upstream oil consulting portion of the T&C business continued to be challenged by reduced business volume resulting from low oil prices. The consulting sector appears to be gaining momentum through increased activity on smaller upstream studies and projects which typically precede larger investment decisions by the major oil and gas companies.
Engineering & Construction (E&C) Results
In the fourth quarter of 2016, E&C's revenue was $530 million, a decrease of $166 million from the same period in the prior year, mainly due to reduced activity on several projects and the near-completion of one of the major LNG projects in Australia. The E&C segment had a gross loss of $58 million, down $127 million from the prior year. The reduction in gross profit was predominantly due to a $94 million increase in the forecast costs to complete a downstream EPC project in the U.S. due to significant weather delays and lower than previously forecast construction productivity. This is the final legacy lump sum domestic EPC project remaining in the E&C portfolio.
Equity in earnings of unconsolidated affiliates was less than $1 million, down $17 million primarily due to a reduction in the percentage of completion estimated on an LNG project joint venture in Australia where increased forecast reimbursable costs delayed profit recognition to future periods. The results during the quarter also included transaction costs related to our Brown & Root joint venture's acquisition and slower activity on our offshore maintenance joint venture in Mexico.
Looking forward, KBR's E&C business remains well placed to take advantage of the next cycle of modular and mid-scale LNG opportunities in North America and elsewhere, to grow the Industrial Services business globally (operations and maintenance services as well as small CapEx / turnaround projects) and to selectively pursue large hydrocarbons projects provided they meet the appropriate risk/return profile.
Non-strategic Business (NSB) Results
Non-strategic Business' revenue was $56 million, down $61 million from the prior year, primarily due to the completion of two power projects in 2015 and as the last power project in the portfolio nears completion. The segment had a gross loss of $3 million in the quarter. As previously announced, this is the last power project remaining before we completely exit the fixed-priced EPC power business. This project is expected to be complete in the second quarter of 2017.

2017 Guidance
The company expects 2017 revenues to be comparable to 2016 as increases in activities within the Government Services segment should offset E&C market challenges. The company initiates 2017 fully diluted earnings per share guidance with a range of $1.10 to $1.40 per share. Guidance excludes legal costs associated with legacy U.S. Government contracts which are expected to be approximately $9 million, or $0.07 per fully diluted share in 2017. The estimated legacy legal fees do not assume any cost reimbursement from the U.S. Government that could occur in the future. The upper end of this guidance range includes the estimated net benefit from a potential settlement with PEP. The expected EBITDA range for 2017, which is on the same basis as the EPS guidance, is $300-$350 million. Over 70% of our projected earnings is expected from contracts already secured in our backlog at year-end 2016. Our estimated annual effective tax rate for 2017 is projected to be approximately 27% given the mix of earnings in the various tax jurisdictions in which KBR conducts business.
About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons sectors. KBR employs almost 37,000 people worldwide, with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

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Government Services, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics

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Technology & Consulting, including proprietary technology focused on the monetization of hydrocarbons (especially natural gas and natural gas liquids) in ethylene and petrochemicals; ammonia, nitric acid and fertilizers; oil refining; gasification; oil and gas consulting; integrity management; naval architecture and proprietary hulls; and downstream consulting

•
Engineering & Construction, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU) and program management

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors
Lynn Nazareth
Vice President, Investor Relations
713-753-5082
Investors@kbr.com

Media
Marit Babin Stout
Vice President, Global Communications & Government Relations
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended
	December 31,	December 31,
	2016	2015
Revenues:
Government Services	$519	$174
Technology & Consulting	85	93
Engineering & Construction	530	696
Subtotal	1,134	963
Non-strategic Business	56	117
Total revenues	$1,190	$1,080
Gross profit (loss):
Government Services	$43	$(6)
Technology & Consulting	24	20
Engineering & Construction	(58)	69
Subtotal	9	83
Non-strategic Business	(3)	11
Total gross profit	$6	$94
Equity in earnings of unconsolidated affiliates:
Government Services	$10	$9
Technology & Consulting	—	—
Engineering & Construction	—	17
Subtotal	10	26
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	$10	$26
General and administrative expenses	(32)	(36)
Asset impairment and restructuring charges	(18)	(36)
Gain on disposition of assets	1	27
Operating income (loss)	$(33)	$75
Other non-operating income (expense)	4	(2)
Income (loss) before income taxes and noncontrolling interests	$(29)	$73
Provision for income taxes	(57)	(25)
Net income (loss)	$(86)	$48
Net income attributable to noncontrolling interests	(1)	(6)
Net income (loss) attributable to KBR	$(87)	$42

Net income (loss) attributable to KBR per share:
Basic	$(0.61)	$0.29
Diluted	$(0.61)	$0.29

Basic weighted average common shares outstanding	142	144
Diluted weighted average common shares outstanding	142	144

Cash dividends declared per share	$0.08	$0.08

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)

	Twelve Months Ended
	December 31,	December 31,	December 31,
	2016	2015	2014
Revenues:
Government Services	$1,359	$663	$638
Technology & Consulting	347	324	353
Engineering & Construction	2,352	3,454	4,584
Subtotal	4,058	4,441	5,575
Non-strategic Business	210	655	791
Total revenues	$4,268	$5,096	$6,366
Gross profit (loss):
Government Services	$137	$(3)	$(32)
Technology & Consulting	73	77	53
Engineering & Construction	7	224	141
Subtotal	217	298	162
Non-strategic Business	(105)	27	(227)
Total gross profit (loss)	$112	$325	$(65)
Equity in earnings of unconsolidated affiliates:
Government Services	$39	$45	$73
Technology & Consulting	—	—	—
Engineering & Construction	52	104	90
Subtotal	91	149	163
Non-strategic Business	—	—	—
Total equity in earnings of unconsolidated affiliates	$91	$149	$163
General and administrative expenses	(143)	(155)	(239)
Impairment of goodwill	—	—	(446)
Asset impairment and restructuring charges	(39)	(70)	(214)
Gain on disposition of assets	7	61	7
Operating income (loss)	$28	$310	$(794)
Other non-operating income	5	2	17
Income (loss) before income taxes and noncontrolling interests	$33	$312	$(777)
Provision for income taxes	(84)	(86)	(421)
Net income (loss)	$(51)	$226	$(1,198)
Net income attributable to noncontrolling interests	(10)	(23)	(64)
Net income (loss) attributable to KBR	$(61)	$203	$(1,262)

Net income (loss) attributable to KBR per share:
Basic	$(0.43)	$1.40	$(8.66)
Diluted	$(0.43)	$1.40	$(8.66)

Basic weighted average common shares outstanding	142	144	146
Diluted weighted average common shares outstanding	142	144	146

Cash dividends declared per share	$0.32	$0.32	$0.32

KBR, Inc.: Consolidated Balance Sheets
(In millions)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and equivalents	$536	$883
Accounts receivable, net of allowance for doubtful accounts of $14 and $17	592	628
Costs and estimated earnings in excess of billings on uncompleted contracts ("CIE")	416	224
Claims receivable	400	—
Other current assets	103	109
Total current assets	2,047	1,844
Claims and accounts receivable	131	526
Property, plant, and equipment, net of accumulated depreciation of $324 and $352 (including net PPE of $36 and $48 owned by a variable interest entity)	145	169
Goodwill	959	324
Intangible assets, net of accumulated amortization of $100 and $91	248	35
Equity in and advances to unconsolidated affiliates	369	281
Deferred income taxes	118	99
Other assets	127	134
Total assets	$4,144	$3,412

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$535	$438
Billings in excess of costs and estimated earnings on uncompleted contracts ("BIE")	552	509
Accrued salaries, wages and benefits	171	173
Nonrecourse project debt	9	10
Other current liabilities	292	263
Total current liabilities	1,559	1,393
Pension obligations	526	333
Employee compensation and benefits	113	105
Income tax payable	78	78
Deferred income taxes	149	94
Nonrecourse project debt	34	51
Revolving credit agreement	650	—
Deferred income from unconsolidated affiliates	90	100
Other liabilities	200	206
Total liabilities	3,399	2,360
KBR shareholders' equity:
Preferred stock	—	—
Common stock	—	—
Paid-in capital in excess of par ("PIC")	2,088	2,070
Accumulated other comprehensive loss ("AOCL")	(1,050)	(831)
Retained earnings	488	595
Treasury stock	(769)	(769)
Total KBR shareholders' equity	757	1,065
Noncontrolling interests ("NCI")	(12)	(13)
Total shareholders' equity	745	1,052
Total liabilities and shareholders' equity	$4,144	$3,412

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)

	Twelve Months Ended
	December 31,	December 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(51)	$226
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45	39
Equity in earnings of unconsolidated affiliates	(91)	(149)
Deferred income tax expense	18	14
Gain on disposition of assets	(7)	(61)
Asset impairment	16	31
Other	3	21
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable, net of allowance for doubtful accounts	121	41
Costs and estimated earnings in excess of billings on uncompleted contracts	8	224
Accounts payable	(6)	(274)
Billings in excess of costs and estimated earnings on uncompleted contracts	33	(2)
Accrued salaries, wages and benefits	(50)	(8)
Reserve for loss on uncompleted contracts	(5)	(94)
(Advances to) payments from unconsolidated affiliates, net	(1)	10
Distributions of earnings from unconsolidated affiliates	56	92
Income taxes payable	(52)	26
Pension funding	(41)	(48)
Retainage payable	(2)	(2)
Subcontractor advances	8	(12)
Net settlement of derivative contracts	(9)	(44)
Other assets and liabilities	68	17
Total cash flows provided by operating activities	61	47
Cash flows from investing activities:
Purchases of property, plant and equipment	(11)	(10)
Payments for investments in equity method joint ventures	(61)	(19)
Proceeds from sale of assets or investments	2	130
Acquisition of businesses, net of cash acquired	(911)	—
Total cash flows (used in) provided by investing activities	(981)	101
Cash flows from financing activities:
Payments to reacquire common stock	(4)	(62)
Acquisition of noncontrolling interest	—	(40)
Distributions to noncontrolling interests	(9)	(28)
Payments of dividends to shareholders	(46)	(47)
Net proceeds from issuance of common stock	—	1
Excess tax benefits from share-based compensation	1	—
Borrowings on revolving credit agreement	700	—
Payments on revolving credit agreement	(50)	—
Payments on short-term and long-term borrowings	(9)	(11)
Other	1	(5)
Total cash flows provided by (used in) financing activities	584	(192)
Effect of exchange rate changes on cash	(11)	(43)
Decrease in cash and equivalents	(347)	(87)
Cash and equivalents at beginning of period	883	970
Cash and equivalents at end of period	$536	$883

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	December 31,	December 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(86)	$48
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14	10
Equity in earnings of unconsolidated affiliates	(10)	(26)
Deferred income tax expense	11	—
Gain on disposition of assets	(1)	(27)
Asset impairment	11	19
Other	(2)	4
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable, net of allowance for doubtful accounts	112	60
Costs and estimated earnings in excess of billings on uncompleted contracts	(17)	56
Accounts payable	(45)	(35)
Billings in excess of costs and estimated earnings on uncompleted contracts	19	8
Accrued salaries, wages and benefits	(31)	(3)
Reserve for loss on uncompleted contracts	10	6
Payments from unconsolidated affiliates, net	2	—
Distributions of earnings from unconsolidated affiliates	13	8
Income taxes payable	(33)	33
Pension funding	(10)	(11)
Retainage payable	1	(11)
Subcontractor advances	1	1
Net settlement of derivative contracts	(1)	(4)
Other assets and liabilities	95	(4)
Total cash flows provided by operating activities	53	132
Cash flows from investing activities:
Purchases of property, plant and equipment	(3)	(2)
Payments for investments in equity method joint ventures	(56)	(4)
Proceeds from sale of assets or investments	—	59
Total cash flows (used in) provided by investing activities	(59)	53
Cash flows from financing activities:
Payments to reacquire common stock	(2)	(40)
Distributions to noncontrolling interests	—	(7)
Payments of dividends to shareholders	(12)	(12)
Excess tax benefits from share-based compensation	1	—
Payments on short-term and long-term borrowings	(4)	(4)
Other	1	(1)
Total cash flows used in financing activities	(16)	(64)
Effect of exchange rate changes on cash	(11)	(6)
Increase (decrease) in cash and equivalents	(33)	115
Cash and equivalents at beginning of period	569	768
Cash and equivalents at end of period	$536	$883

KBR, Inc.: Backlog Information (a)
(In millions)

	December 31,	September 30,	December 31,
	2016	2016	2015
		(Unaudited)
Government Services	$7,821	$7,404	$6,516
Technology & Consulting	313	340	430
Engineering & Construction	2,769	3,612	5,148
Subtotal	10,903	11,356	12,094
Non-strategic Business	35	75	239
Total backlog	$10,938	$11,431	$12,333

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without compensating us for periods beyond the date of termination, backlog is limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the expected value of our services in backlog.

In connection with our acquisitions of Wyle and HTSI, we determined that our then-existing backlog policy differed from those utilized by Wyle and HTSI. We concluded that the methodology utilized by Wyle and HTSI provided a better estimate of future revenues, and accordingly, we modified our backlog policy for U.S. government contracts in our GS business segment to reflect both the funded and unfunded portions of future revenue from existing contracts for which the customer has determined scope and price. We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our previous backlog policy for U.S. government contracts only included estimated future revenues for which funding had been appropriated by the customer. Our GS backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer. The modification to our backlog policy did not have a material impact to our historical GS backlog when implemented in the period ended September 30, 2016.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives or projects ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.
We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $7.4 billion at December 31, 2016 and $8.5 billion at December 31, 2015. We consolidate joint ventures which are majority-owned and controlled or are variable interest entities ("VIEs") in which we are the primary beneficiary. Our backlog included in the table above for projects related to consolidated joint ventures with noncontrolling interest includes 100% of the backlog associated with those joint ventures and totaled $151 million at December 31, 2016 and $285 million at December 31, 2015.

We estimate that as of December 31, 2016, 38% of our backlog will be executed within one year. Of this amount, 62% will be recognized in revenues on our condensed consolidated statement of operations and 38% will be recorded by our unconsolidated joint ventures. As of December 31, 2016, $248 million of our backlog relates to active contracts that are in a loss position.
As of December 31, 2016, 16% of our backlog was attributable to fixed-price contracts, 55% was attributable to PFIs, and 29% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of December 31, 2016, $7.1 billion of our GS backlog was currently funded by our customers.